UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported):

May 12, 2008

BIOPURE CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-15167	04-2836871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 HURLEY STREET

CAMBRIDGE, MA 02141

(Address of principal executive offices and zip code)

(617) 234-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(d))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 13, 2008, Biopure Corporation (the “Company”) entered into a Supply and Distribution Agreement with Dechra Veterinary Products, a division of Dechra Pharmaceuticals PLC (“Dechra”) pursuant to which Dechra agrees to serve as the Company’s exclusive distributor for Oxyglobin(R) solution [hemoglobin glutamer-200 (bovine)] in the U.S.

Under the terms of the agreement, Dechra will market Oxyglobin in 60 mL single dose and 125 mL single dose infusion bags, and the Company will manufacture and supply Dechra with Oxyglobin. The contract contemplates royalty payments to the Company based on net sales of Oxyglobin. The initial term of the agreement will expire on May 13, 2013 and the agreement will automatically renew thereafter for consecutive one-year terms unless either the Company or Dechra gives notice of termination at least six months prior to the end of the initial term or two months prior to a renewal term. If Dechra fails to comply with certain minimum purchase amounts set forth in the agreement, the Company will have the option to convert the distribution rights granted in the agreement to non-exclusive rights or terminate the agreement.

The foregoing is a summary description of the terms and conditions of the agreement and by its nature is incomplete. It is qualified in its entirety by the text of the agreement, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended April 30, 2008.

On May 14, 2008, the Company issued a press release regarding the agreement, a copy of which is attached as Exhibit 99.1 hereto.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2008, Geoffrey J. Filbey, Vice President, Engineering of the Company, resigned from the Company to pursue other interests, effective as of the same date.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued by Biopure Corporation on May 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPURE CORPORATION

Date: May 16, 2008	By:	/s/ Zafiris G. Zafirelis
	Name:	Zafiris G. Zafirelis
	Title:	Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by Biopure Corporation on May 14, 2008.